Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

Columbia Sportswear Canada Limited	Ontario, Canada
Columbia Sportswear Company Limited	United Kingdom
Columbia Sportswear Distribution S.A.S.	France
Columbia Sportswear Europe S.A.S.	France
Columbia Sportswear GmbH	Germany
Columbia Sportswear International Sàrl	Switzerland
Columbia Sportswear International Holdings	Cayman Islands
Columbia Sportswear Italy S.r.l.	Italy
Columbia Sportswear Japan, Inc.	Japan
Columbia Sportswear Korea	Korea
Columbia Sportswear North America, Inc.	Oregon
Columbia Brands USA, LLC	Oregon
GTS, Inc.	Oregon
Mountain Hardwear, Inc.	Utah
Sorel Corporation	Delaware
Montrail Corporation	Oregon
Columbia Brands International Sàrl	Switzerland
Columbia Sportswear Luxembourg Holdings Sàrl	Luxembourg
Columbia Sportswear Netherlands B.V.	The Netherlands
Columbia Sportswear Spain S.L.U.	Spain
Columbia Sportswear Switzerland Sàrl	Switzerland
Pacific Trail Corporation	Oregon
Columbia Sportswear Poland Sp.z.o.o	Poland
Columbia Sportswear Canada GP Limited	Canada
Columbia Sportswear Canada LP	Canada
Bugaboo Holdings Sàrl	Luxembourg
Columbia Sportswear Czech s.r.o.	Czech Republic
Columbia Sportswear Sweden AB	Sweden
Columbia Sportswear Austria GmbH	Austria
Columbia Sportswear Denmark ApS	Denmark
Columbia Sportswear Finland Oy	Finland
OutDry Technologies Corporation	Oregon
OutDry Technologies S.r.l.	Italy
Columbia Sportswear Norway AS	Norway
CSMM Hong Kong Limited	Hong Kong
Columbia Sportswear China Holdings	Cayman Islands
Columbia Sportswear Asia Pacific Sàrl	Switzerland
CS China Holdings HK Limited	Hong Kong
Columbia Sportswear Commercial (Shanghai) Co., Ltd.	China
Columbia Brands Holding Company	Oregon
prAna Living LLC	Oregon